Exhibit 4.1
QUICKSILVER RESOURCES INC.,
THE SUBSIDIARY GUARANTORS PARTIES HERETO
AND
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
as TRUSTEE

THIRD SUPPLEMENTAL INDENTURE
Dated as of September 26, 2006

          This THIRD SUPPLEMENTAL INDENTURE, dated as of September 26, 2006 (this “Supplemental Indenture”), among Quicksilver Resources Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors (as defined in the Indenture referred to herein) and JPMorgan Chase Bank, National Association, as Trustee.
W I T N E S S E T H
          WHEREAS, the Company and the Trustee entered into an Indenture (the “Original Indenture”), dated as of December 22, 2005, as supplemented by a First Supplemental Indenture, dated as of March 16, 2006, among the Company, the Subsidiary Guarantors party thereto and the Trustee (the “First Supplemental Indenture”) and a Second Supplemental Indenture, dated as of July 31, 2006, among the Company, the Subsidiary Guarantors party thereto and the Trustee (the “Second Supplemental Indenture” and, together with the Original Indenture and the First Supplemental Indenture, the “Indenture”), pursuant to which the Company has issued $350,000,000 of aggregate principal amount of 7 1/8% Senior Subordinated Notes due 2016 (the “Notes”);
          WHEREAS, Section 6.01(a) of the First Supplemental Indenture provides that Section 10.01 of the Original Indenture applies to the Notes;
          WHEREAS, Section 10.01(h) of the Original Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee may enter into one or more indentures supplemental to the Indenture to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that any action pursuant to Section 10.01(h) will not adversely affect the interests of the Holders of Securities of any Series in any material respect; and
          WHEREAS, the Board has approved an amendment to Section 3.11 of the First Supplemental Indenture to be effected pursuant to this Supplemental Indenture;
          NOW THEREFORE, in consideration of the foregoing, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE 1
          Section 1.01. Effect. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.
          Section 1.02. Effective Time. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Company, the Subsidiary Guarantors and the Trustee.
ARTICLE 2
          Section 2.01. Amendment. The fifth paragraph of Section 3.11 of the First Supplemental Indenture is hereby amended to read in its entirety as follows:
     The Company may not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than another Subsidiary Guarantor) and may not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor (other than to another Subsidiary Guarantor) unless:
     (1) (a) the Person formed by the consolidation or into which the Subsidiary Guarantor merged or to which all or substantially all of the Subsidiary Guarantor’s properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (b) immediately after the transaction and the Incurrence or anticipated Incurrence of any Indebtedness to be Incurred in connection therewith, no Event of Default exists; and (c) the Company will deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that the conditions set forth above have been satisfied; or
     (2) the transaction is made in compliance with Section 3.07 of this First Supplemental Indenture.
ARTICLE 3
          Section 3.01. Ratification of Indenture. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.
          Section 3.02. Defined Terms. All capitalized terms used but not defined herein shall have the same respective meanings ascribed to them in the Indenture.
          Section 3.03. Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all of the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.
          Section 3.04. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          Section 3.05. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          Section 3.06. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Supplemental Indenture.
          Section 3.07. Recitals by the Company. The recitals hereto are statements only of the Company and shall not be considered statements of or attributable to the Trustee.

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

QUICKSILVER RESOURCES INC.
By:	/s/ John C. Cirone
	Name:	John C. Cirone
	Title:	Senior Vice President

MERCURY MICHIGAN, INC., as Subsidiary Guarantor
By:	/s/ John C. Cirone
	Name:	John C. Cirone
	Title:	Senior Vice President

TERRA ENERGY LTD., as Subsidiary Guarantor
By:	/s/ John C. Cirone
	Name:	John C. Cirone
	Title:	Senior Vice President

GTG PIPELINE CORPORATION, as Subsidiary Guarantor
By:	/s/ John C. Cirone
	Name:	John C. Cirone
	Title:	Senior Vice President

COWTOWN PIPELINE FUNDING, INC., as Subsidiary Guarantor
By:	/s/ John C. Cirone
	Name:	John C. Cirone
	Title:	Senior Vice President

COWTOWN PIPELINE MANAGEMENT, INC., as Subsidiary Guarantor
By:	/s/ John C. Cirone
	Name:	John C. Cirone
	Title:	Senior Vice President

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TERRA PIPELINE COMPANY, as Subsidiary Guarantor
By:	/s/ John C. Cirone
	Name:	John C. Cirone
	Title:	Senior Vice President

BEAVER CREEK PIPELINE, L.L.C., as Subsidiary Guarantor
By:	/s/ John C. Cirone
	Name:	John C. Cirone
	Title:	Senior Vice President

COWTOWN PIPELINE L.P., as Subsidiary Guarantor

By:	COWTOWN PIPELINE MANAGEMENT, INC., its general partner

By:	/s/ John C. Cirone
	Name:	John C. Cirone
	Title:	Senior Vice President

COWTOWN GAS PROCESSING L.P.,
as Subsidiary Guarantor

By:	COWTOWN PIPELINE MANAGEMENT, INC., its general partner

By:	/s/ John C. Cirone
	Name:	John C. Cirone
	Title:	Senior Vice President

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Mauri Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

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